Exhibit 99.1

  Diagnostic Products Corporation Announces Record Quarterly Revenue

    LOS ANGELES--(BUSINESS WIRE)--April 27, 2006--Diagnostic Products Corporation (NYSE:DP) today reported first quarter sales of $129.6 million, a 14% increase over the first quarter of 2005. Earnings were $18.0 million, or $.60 per diluted share, an increase of 12% from $16.1 million or $.54 reported for the first quarter of 2005. The 2006 results included $1.4 million in compensation expense related to stock options in accordance with the adoption of FAS 123(R), "Share-based Payment." The Euro weakened and the Brazilian Real strengthened relative to the dollar, and the net effect of foreign currency movements was a 2% decrease in sales. International sales increased 12% to $90.7 million while domestic sales increased 18% to $38.9 million.
    Sales of IMMULITE products grew 15% over the first quarter of 2005. IMMULITE product line sales reached $119.1 million for the quarter, 92% of the total sales of the Company. IMMULITE reagent sales increased 11% this quarter over the first quarter of 2005 to $101.3 million, while IMMULITE instrument and service revenue increased by 42% to $17.9 million. Sales of RIA products were $5.2 million, a 7% decline from last year's first quarter. Sales of other products were $5.3 million, up from $4.8 million in the same period last year.
    "We were very pleased with our revenue levels, as well as the number of instruments we shipped," said Michael Ziering, CEO of DPC. The Company shipped a total of 231 IMMULITE Instruments in the first quarter including 175 IMMULITE 2000s and 2500s. The total number of IMMULITEs shipped is now over 11,000.

    About Diagnostic Products Corporation

    Diagnostic Products Corporation, founded in 1971, is a leader in the global in vitro diagnostics market. DPC's product offering includes the widely accepted IMMULITE(R) series of immunoassay systems, more than 75 immunoassays and an expanding menu of essential specific allergens and allergy panels that are run just like other immunoassays. DPC also designs and manufactures automated laboratory instrumentation and automation solutions that provide fast, accurate results while enabling our customers to do "more with less" in a leaner laboratory. DPC's combined chemistry and immunoassay menu is one of the largest and most diversified available, covering most laboratory tests requested. DPC sells its products to hospitals, clinics and laboratories in more than 100 countries. Additional Company information can be found on DPC's website at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include governmental or other action relating to the Company's Chinese affiliate; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.


           DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (unaudited)

(Amounts in Thousands, Except Per Share Data)    Three Months Ended
                                                      March 31,
                                               -----------------------
                                                 2006          2005
                                                --------      --------
SALES:
  Non-Affiliated Customers                     $119,206      $106,703
  Unconsolidated Affiliates                      10,417         7,123
                                                --------      --------
  Total Sales                                   129,623       113,826

COST OF SALES                                    57,454        48,470
                                                --------      --------
  Gross Profit                                   72,169        65,356

OPERATING EXPENSES:
Selling                                          22,294        19,800
Research and Development                         13,686        12,266
General and Administrative                       13,176        12,556
Equity in Income of Affiliates                   (2,990)       (2,553)
                                                --------      --------
OPERATING EXPENSES-NET                           46,166        42,069
                                                --------      --------
  OPERATING INCOME                               26,003        23,287

Interest/Other Income -Net                        2,133           180
                                                --------      --------

INCOME BEFORE INCOME TAXES AND MINORITY
 INTEREST                                        28,136        23,467
PROVISION FOR INCOME TAXES                        9,299         6,993
MINORITY INTEREST                                   807           340
                                                --------      --------
NET INCOME                                     $ 18,030      $ 16,134
                                                ========      ========

EARNINGS PER SHARE:
BASIC                                          $   0.61      $   0.55
DILUTED                                        $   0.60      $   0.54

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC                                            29,558        29,274
DILUTED                                          30,111        30,105




    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200